Exhibit 10.126
ALLIED WASTE INDUSTRIES, INC.
2005 EXECUTIVE DEFERRED
COMPENSATION PLAN
As Amended and Restated
Effective January 1, 2008

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ALLIED WASTE INDUSTRIES, INC.
2005 EXECUTIVE DEFERRED COMPENSATION PLAN
     THIS PLAN is hereby amended and restated by ALLIED WASTE INDUSTRIES, INC., a Delaware corporation (“Company”).
ARTICLE I
PURPOSE; EFFECTIVE DATE
     1.1 Purpose. The purpose of this 2005 Executive Deferred Compensation Plan is to provide a tax deferred capital accumulation opportunity to certain executives through deferrals of salary, bonus awards, certain long-term incentive awards, and restricted stock units. It is intended that the Plan also will provide the Company with a method of rewarding and retaining certain executives.
     1.2 Effective Date. The original effective date of this Plan is December 1, 2004. The effective date of this amended and restated Plan is January 1, 2008. This Plan is intended to comply with Code Section 409A and shall be construed accordingly.
ARTICLE II
DEFINITIONS
     For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:
     2.1 Account. “Account” means the bookkeeping account maintained by the Committee for each Participant.
     2.2 Adjustment Rate. “Adjustment Rate” means the rate of return on the Participant’s Account (or subaccounts thereunder) during a Valuation Period, as determined pursuant to Article V below.
     2.3 Base Salary. “Base Salary” means a Participant’s annual base salary, excluding bonuses, incentives, and other extraordinary remuneration for services rendered to the Company, but including any contributions made by a Participant to a plan established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).
     2.4 Beneficiary. “Beneficiary” means the person(s) or entity(ies) entitled under Article VII to receive any death benefits payable after a Participant’s death.
     2.5 Board. “Board” means the Board of Directors of the Company.
     2.6 Bonus. “Bonus(es) ” means such additional amounts of income, over and above the Participant’s Base Salary, as the Company may pay the Participant, including incentive compensation (other than LTIP Awards and Performance Based Compensation).
     2.7 Change of Control. “Change of Control” means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation Section 1.409A-3(i)(5) and as may be modified by subsequent applicable law or regulations.

     2.8 Code. “Code” means the Internal Revenue Code of 1986, as thereafter amended.
     2.9 Committee. “Committee” means a committee consisting of the Company’s Chief Financial Officer and General Counsel.
     2.10 Company. “Company” means Allied Waste Industries, Inc., a Delaware corporation. The term “Company” also shall include any entity or sole proprietor that adopts this Plan with the express written consent of Allied Waste Industries, Inc.
     2.11 Compensation. “Compensation” means Base Salary and Bonuses earned by an employee-Participant during a calendar year, before reduction for amounts deferred under this Plan or any other salary reduction program. “Compensation” also includes Performance Based Compensation earned by an employee-Participant for a performance cycle of at least twelve (12) months, before reduction for amounts deferred under this Plan or any other salary reduction agreement. “Compensation” also includes LTIP Awards and/or RSUs that would be paid to the employee-Participant but for a deferral election made under this Plan. Compensation does not include expense reimbursements, any form of noncash compensation, or benefits.
     2.12 Deferred Stock Units. “Deferred Stock Units” mean Restricted Stock Units which are granted under the terms of the Allied Waste Industries, Inc. 2006 Incentive Stock Plan (“2006 Stock Plan”) and deferred under this Plan pursuant to Article III.
     2.13 Deferral Commitment. “Deferral Commitment” means a commitment made by a Participant to defer Compensation pursuant to Article III.
     2.14 Deferral Period. “Deferral Period” means each calendar year.
     2.15 Discretionary Contribution. “Discretionary Contribution” means the Employer contribution credited to a Participant’s Account under Section 4.3.
     2.16 Employer. “Employer” means the Company.
     2.17 Identification Date. “Identification Date” means December 31.
     2.18 Key Employee. “Key Employee” means a “key employee” as defined in Code Section 416(i) without regard to Code Section 416(i)(5). If a Participant meets the definition of Key Employee as of an Identification Date or during the twelve (12) month period ending on the Identification Date, the Participant shall be a Key Employee for the twelve (12) month period that begins on the first day of the fourth month immediately following the Identification Date.
     2.19 LTIP Award. “LTIP Award” means an amount awarded to a Participant under the Allied Waste Industries, Inc. Long-Term Incentive Plan (“LTIP”), which would otherwise be payable to the Participant but for an election to defer the LTIP Award under this Plan.
     2.20 Participant. “Participant” means any eligible individual who becomes a Participant in accordance with Section 3.1.

     2.21 Participation Agreement. “Participation Agreement” (also called a “Deferral Election Form”) means the agreement submitted by a Participant prior to the beginning of a Deferral Period, with respect to a Deferral Commitment made for such Deferral Period. “Participant Agreement” also includes an agreement submitted by a Participant with respect to a deferral of an LTIP Award, RSU award or Performance Based Compensation in accordance with Sections 3.2(c), (d) or (e).
     2.22 Performance Based Compensation. “Performance Based Compensation” means “performance-based compensation” (other than LTIP Awards) as defined in Treasury Regulation Section 1.409A-1(e) and as may be modified by subsequent applicable law or regulations.
     2.23 Plan. “Plan” means this 2005 Executive Deferred Compensation Plan as amended from time to time.
     2.24 Plan Year. “Plan Year” means the calendar year; provided that there shall be an initial short Plan Year of December 1, 2004 through December 31, 2004 to permit Deferral Commitments to be made for the 2005 Deferral Period.
     2.25 Restricted Stock Units. “Restricted Stock Units” or “RSUs” mean units of restricted stock granted to a Participant under the 2006 Stock Plan, which would otherwise be payable to the Participant but for an election to defer the RSUs under this Plan.
     2.26 Termination of Service. “Termination of Service” means a Participant’s separation from service with the Company due to the Participant’s death, retirement or other “termination of employment” as defined in Treasury Regulation 1.409A-1(h) and as may be modified by subsequent applicable law or regulations.
     2.27 Unforseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Code Section 152, without regard to 152(b)(1), (b)(2) and(d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage not otherwise covered by insurance, for example, as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
     2.28 Valuation Date. “Valuation Date” means the last day of the Plan Year or such other, more frequent, dates as determined by the Committee.
     2.29 Valuation Period. “Valuation Period” means the period beginning on the day after each Valuation Date and ending on the immediately following Valuation Date.

ARTICLE III
PARTICIPATION AND DEFERRAL COMMITMENTS
     3.1 Eligibility and Participation.
          (a) Eligibility. Eligibility to participate in the Plan shall be limited to the Company’s corporate officers who earn an annual Base Salary of at least $150,000, or who satisfy such other criteria as may be established by the Chief Executive Officer of the Company, and who are designated from time to time by the Chief Executive Officer.
          (b) Participation. An eligible individual may elect to participate in the Plan with respect to a Deferral Period by submitting a Participation Agreement to the Committee by the fifteenth (15th) day of the month immediately preceding the first day of the Deferral Period. If a Participation Agreement is timely submitted for a Deferral Period, the provisions of Sections 3.2, 3.3 and 3.4 govern the Compensation to be deferred for that Deferral Period and the irrevocability of the Participation Agreement for that Deferral Period. If a Participation Agreement is not timely submitted for a Deferral Period, the eligible individual cannot defer any Compensation earned during that Deferral Period, except as may be explicitly permitted under Section 3.2(c), (d) or (e) with respect to an LTIP Award, a RSU award or Performance Based Compensation.
          (c) Initial Deferral Period. If an individual first becomes eligible to participate in the Plan during a Deferral Period (“initial Deferral Period”), the eligible individual may elect to participate in the Plan with respect to the initial Deferral Period by submitting a Participation Agreement to the Committee within thirty (30) days after the individual is first designated as eligible to participate. If a Participation Agreement is timely submitted, the provisions of Sections 3.2, 3.3 and 3.4 govern the Compensation to be deferred for the initial Deferral Period and the irrevocability of the Participation Agreement for the initial Deferral Period. If a Participation Agreement is not timely submitted for the initial Deferral Period, the eligible individual cannot defer any Compensation earned during the initial Deferral Period, except as may be explicitly permitted in Section 3.2(c), (d) or (e) with respect to an LTIP Award, a RSU award, or Performance Based Compensation.
     3.2 Form of Deferral. A Participant may elect Deferral Commitments in the Participation Agreement as follows:
          (a) Salary Deferral Commitment. A salary Deferral Commitment that is made for a Deferral Period shall be related only to the Base Salary earned by the Participant during that Deferral Period. The amount to be deferred shall be stated either as a percentage or a flat dollar amount.
          (b) Bonus Deferral Commitment. A bonus Deferral Commitment that is made for a Deferral Period shall be related only to the Bonus(es) earned by the Participant during that Deferral Period. The amount to be deferred may be stated either as a percentage or a flat dollar amount.
          (c) LTIP Award Deferral Commitment. If permitted by the Committee for the LTIP, a Participant may elect to defer his or her LTIP Award for a Performance Cycle (as defined in the LTIP). The election must be made prior to the date on which the LTIP Award becomes readily ascertainable and at least one year prior to the close of the relevant Performance Cycle. In addition, to be eligible to defer the LTIP Award for that Performance Cycle, the Participant must have performed services for the Company continuously from the later of the first day of that Performance Cycle or the date the performance criteria were established for that Performance Cycle through the date the election is made. The amount to be deferred may be stated either as a percentage or a flat dollar amount. If a deferral election is timely made for an LTIP Award, the deferral election shall relate only to that LTIP Award and shall become irrevocable in accordance with Section 3.4. Moreover, all of the Participant’s rights to his or her deferred LTIP Award will be deemed to have been transferred to this Plan, effective as of the date the LTIP Award would have otherwise been payable to the Participant from the LTIP, but for the Participant’s deferral election. If a deferral election is not timely made for an LTIP Award, the Participant cannot defer under this Plan any portion of that LTIP Award.
          (d) RSU Deferral Commitment. If permitted by the Committee for this Plan, a Participant may elect to defer all or a portion of a RSU award. The election must be made either prior to the first day of the calendar year during which the RSU award is granted or by the 30th day immediately following the date of grant (provided, however, that only RSUs that vest on a date that is at least twelve (12) months after the date the Deferral Commitment is made shall be eligible for deferral). The amount to be deferred may be stated as all (i.e., one hundred percent (100%)) of one or more vesting tranches or, if there is only one or no vesting tranches, as a percentage amount. If a deferral election is timely made for a RSU award, the deferral election shall relate only to that RSU award and shall become irrevocable in accordance with Section 3.4. Moreover, all of the Participant’s rights to his or her deferred RSUs will be deemed to have been transferred to this Plan effective as of the date of the election, provided that the RSUs shall remain subject to any vesting provisions set forth in the 2006 Stock Plan. If a deferral election is not timely made for a RSU award, the Participant cannot defer under this Plan any portion of that RSU award.
          (e) Performance Based Compensation Deferral Commitment. A Participant may elect to defer all or a portion of his or her Performance Based Compensation for a performance period. The election must be made prior to the date on which the Performance Based Compensation becomes readily ascertainable and at least six months prior to the close of the relevant performance period. In addition, to be eligible to defer Performance Based Compensation for a performance period, the Participant must have performed services for the Company continuously from the later of the first day of that performance period or the date the performance criteria were established for that performance period through the date the election is made. The amount to be deferred may be stated either as a percentage or a flat dollar amount. If a deferral election is timely made, the deferral election shall relate only to the Performance Based Compensation earned for that performance period and shall become irrevocable in accordance with Section 3.4. Moreover, all of the Participant’s rights to his or her deferred Performance Based Compensation will be deemed to have been transferred to this Plan, effective as of the date the Performance Based Compensation would have otherwise been payable to the Participant but for the Participant’s deferral election. If a deferral election is not timely made for Performance Based Compensation for a performance period, the Participant cannot defer under the Plan any portion of the Performance Based Compensation earned for that performance period.
     3.3 Limitations on Deferral Commitments. The following limitations shall apply to Deferral Commitments:

          (a) Minimum. The minimum deferral amount shall be five thousand dollars ($5,000) for each Deferral Period. The minimum deferral amount can be satisfied from either the Participant’s Base Salary, Bonus, Performance Based Compensation and/or LTIP Award. The minimum deferral amount does not apply to RSU deferrals.
          (b) Maximum. The maximum deferral amount for each Deferral Period shall be one hundred percent (100%) of the Participant’s Base Salary, one hundred percent (100%) of the Participant’s Bonus, one hundred percent (100%) of the Participant’s Performance Based Compensation, one hundred percent (100%) of the Participant’s LTIP Award, and/or one hundred percent (100%) of the Participant’s RSUs; provided, however, that no Deferral Commitment shall reduce a Participant’s total Compensation below the amount necessary to satisfy the following obligations: (1) applicable employment taxes on amounts deferred; (2) withholding requirements for other employee benefit plan elections made by the Participant and/or required by the Company; and (3) all applicable tax withholding for Compensation that cannot be deferred. For Compensation earned during a Participant’s initial Deferral Period, Compensation earned prior to the date on which a Participation Agreement is submitted in accordance with Section 3.1(c) cannot be deferred.
          (c) Changes in Minimum or Maximum. The Committee may change the minimum or maximum deferral amounts from time to time by giving written notice to all Participants. No such change may affect a Deferral Commitment that was made prior to the Committee’s action.
     3.4 Modification or Cancellation of Deferral Commitment. A Deferral Commitment that is made for an LTIP Award, an RSU award, or Performance Based Compensation, in accordance with Section 3.2(c), (d) or (e), shall become irrevocable as of the first day immediately following the last day on which a deferral election may be made under Section 3.2(c), (d) or (e), as applicable. A Deferral Commitment that is made for Base Salary and/or Bonus shall become irrevocable as of the first day of the Deferral Period for which the deferral election is made, except as otherwise provided in this Section in the case of a distribution for an Unforeseeable Emergency. If the Participant applies for a distribution due to an Unforeseeable Emergency, the Participant may also request that his or her Deferral Commitment for Base Salary and Bonus then in effect be cancelled for the remainder of the Deferral Period during which the distribution due to an Unforeseeable Emergency is paid. If the Committee grants the distribution for an Unforeseeable Emergency, the Committee shall also grant the Participant’s request to cancel his or her Deferral Commitment for Base Salary and Bonus then in effect.
     3.5 Change in Employment Status. If the Chief Executive Officer of the Company determines that a Participant’s performance is no longer at a level that deserves to be rewarded through participation in the Plan, or that the Participant otherwise no longer satisfies the eligibility criteria of Section 3.1, but the Participant’s employment with Employer is not terminated, the Participant’s existing Deferral Commitment shall terminate at the end of the Deferral Period and no new Deferral Commitment may be made by such Participant after notice of such determination is given. The distribution provisions set forth in Article VI shall continue to apply.

ARTICLE IV
DEFERRED COMPENSATION ACCOUNT
     4.1 Account. The Committee shall establish and maintain an Account for each Participant under the Plan. Separate subaccounts may be maintained to reflect different forms of distribution elected by the Participant and/or different Adjustment Rates.
     4.2 Timing of Credits: Withholding. A Participant’s deferred Compensation shall be credited to the Participant’s Account at the time it would have been payable to the Participant. Any withholding of taxes or other amounts with respect to deferred Compensation that is required by state, federal, or local law shall be withheld from the Participant’s nondeferred Compensation to the maximum extent possible and any remaining amount shall reduce the amount credited to the Participant’s Account.
     4.3 Discretionary Contributions. Employer may make Discretionary Contributions to a Participant’s Account. Discretionary Contributions shall be credited at such times and in such amounts as the Board in its sole discretion shall determine.
     4.4 Determination of Account. Each Participant’s Account as of each Valuation Date shall consist of the balance of the Account as of the immediately preceding Valuation Date, adjusted as follows:
          (a) New Deferrals. The Account shall be increased by any deferred Compensation credited since the immediately preceding Valuation Date.
          (b) Discretionary Contributions. The Account shall be increased by any Discretionary Contributions credited since the immediately preceding Valuation Date.
          (c) Distributions. The Account shall be reduced by any benefits distributed from the Account to the Participant since the immediately preceding Valuation Date.
          (d) Earnings/Losses. The Account shall be increased for earnings accumulated and reduced for losses incurred since the immediately preceding Valuation Date. Earnings and losses shall be determined by multiplying the amount credited to the Account (net of any reduction required by Section 4.4(c) above) by the Adjustment Rate in effect during the Valuation Period. If two or more Adjustment Rates are in effect during any Valuation Period, earnings and losses shall be determined separately with respect to each subaccount.
     4.5 Vesting of Account. Each Participant shall be one hundred percent (100%) vested at all times in the amounts credited to such Participant’s Account and earnings or losses.
     4.6 Statement of Account. The Committee shall give to each Participant a statement showing the balance in the Participant’s Account on an annual basis and at such times as may be determined by the Committee.

ARTICLE V
ADJUSTMENT RATE
     5.1 Selection of Adjustment Rate. Each Participant shall have the right to direct that the Adjustment Rate for his or her Account be equal to the rate of return (as determined by the Committee in accordance with Section 5.2) on one or more hypothetical investments approved by the Committee. The Committee shall specify from time to time a menu of hypothetical investments from which the Participant may choose, consisting of investments for which market quotations are readily available, including but not necessarily limited to publicly traded stocks, bonds, or mutual funds. The Committee may amend this menu from time to time in its discretion.
     By filing a written election with the Committee, the Participant may select hypothetical investments from the Committee’s approved menu. The Participant’s written election shall specify the name of each hypothetical investment, and the percentage of his or her Account to be indexed to each such hypothetical investment. The Participant’s election shall remain in effect until modified or revoked by the Participant. The Participant shall have the right to make a new election or revoke or modify any previous election: (a) effective as of the first day of a calendar year, by filing his or her written election with the Committee by the fifteenth day (15th) of the month immediately preceding the beginning of the calendar year, or (b) effective as of the first day of a calendar quarter by filing his or her written election with the Committee at least thirty (30) days before the quarter begins.
     If the Participant fails to make an election pursuant to this Section (or if the Participant revokes an election without making a new one), the Adjustment Rate shall be equal to the rate of return on a Money Market fund as selected by the Committee. In no event will the Employer be required under this Plan to make any investment in accordance with a Participant’s selection of a hypothetical investment for determining the Adjustment Rate.
     5.2 Rate of Return. For purposes of Sections 4.4 and 5.1 above, the rate of return on any hypothetical investment approved by the Committee shall be equal to the rate of return, net of all fund-level expenses, an investor would realize for the Valuation Period if the investor had invested in that specific investment vehicle on the first day of the Valuation Period.
     5.3 Rate for Deferred Stock Units. Notwithstanding Sections 5.1 and 5.2 above, with respect to any Deferred Stock Units that are to be paid from the Plan, the Adjustment Rate and rate of return will be based on the Fair Market Value of the shares of Company stock to be issued for such Units as of the Valuation Date. The “Fair Market Value” is the closing sales price on the Valuation Date (or if the Valuation Date is not a business day, on the immediately preceding business day) as reported on the principal securities exchange on which the shares are then listed or admitted to trading.
ARTICLE VI
DISTRIBUTIONS
     6.1 Distributions on Elected Payment Dates. When a Participant makes a Deferral Commitment, the Participant shall make a payment designation (“Payment Designation”) in the Deferral Election Form for such Deferral Commitment, specifying whether the Compensation deferred pursuant to that form and any Discretionary Contribution for that year shall be paid (a) on a specified date or (b) at Termination of Service. The Participant shall also specify in the Payment

Designation whether such amount shall be paid (a) in a lump sum or (b) in substantially equal quarterly or annual installments over a specified number of years (not to exceed ten (10) years); provided, however, that Deferred Stock Units will be paid only in a lump sum in the form of shares of the Company’s common stock with any fractional share being paid in cash. To the extent permitted by the Committee, a Participant who defers different types of Compensation (e.g., Base Salary and LTIP Award) in a Deferral Election Form may make a different Payment Designation for each type of Compensation that is deferred. If the Participant fails to make a Payment Designation, the Participant will be deemed to have elected payment at Termination of Service in a lump sum. Except as expressly permitted in this Section, a Participant cannot change or revoke his or her Payment Designation once it is made.
     If the Participant elects payment on a specified date, the Company shall pay to the Participant on that date the Compensation deferred in connection with that Payment Designation, any Discretionary Contributions for that year, and any related earnings/losses thereon. Payment shall be made in the manner (i.e., lump sum v. installments) elected by the Participant in the Payment Designation. A Participant may postpone payment to a specified date that is at least five (5) years later than the specified date to be postponed. In connection with a postponement, a Participant may also change the manner in which payment is to be made. To be effective, an election to postpone or an election to postpone and change the manner of payment must be made at least twelve (12) months prior to the specified date to be postponed, and will only become effective twelve (12) months after the date the change is made.
     If the Participant elects payment at Termination of Service, following the Participant’s Termination of Service, the Company shall pay to the Participant within ninety (90) days following the Termination of Service the Compensation deferred in connection with that Payment Designation, any Discretionary Contributions for that year, and any related earnings/losses thereon, and the Participant shall have no right to directly or indirectly designate the tax year in which payment occurs. Notwithstanding the foregoing, if the Participant is a Key Employee as of his or her Termination of Service, payment shall be delayed until the first business day immediately following the six (6) month anniversary of the Participant’s Termination of Service. Payment shall be made (or begin) in the manner (i.e., lump sum v. installments) elected by the Participant in the Payment Designation. For each Payment Designation, a Participant may elect, only once, to change the manner of payment specified in that Payment Designation. The change will not become effective until twelve (12) months after the date on which the change is made. If the change becomes effective, payment will be made in the manner specified in the supplemental Payment Designation, and payment will be delayed until five (5) years after Termination of Service.
     In the case of RSU deferrals, any RSUs that are payable at Termination of Service but will not become vested until after Termination of Service shall be paid within ninety (90) days following the later of (a) the date such RSUs vest, or (b) if the Participant is a Key Employee at Termination of Service, the first business day immediately following the six (6) month anniversary of the Participant’s Termination of Service. The Participant shall have no right to directly or indirectly designate the tax year in which payment occurs.
     If payments are to be made in installments, the first annual installment payment shall be determined by dividing the amount to be paid in installments by the total number of payments to be made. Successive annual installment payments shall be paid on the anniversary date of the first installment payment, and successive quarterly installment payments shall be paid on the first business day of each calendar quarter. Successive installment payments shall be determined by dividing the remaining amount to be paid by the remaining number of payments to be made.
     If the Participant dies before receiving payment in full of his or her Account, the remaining Account balance will be paid in accordance with Section 6.3.
     6.2 Distributions for Unforeseeable Emergencies. A Participant may submit to the Committee, in writing, a request to receive a distribution due to an Unforeseeable Emergency. The Committee, in its sole discretion, shall determine whether the Participant has suffered an Unforeseeable Emergency. If the Committee determines that an Unforeseeable Emergency exists, the Committee shall also determine whether to make a distribution and, if so, the amount to be distributed, which shall be the lesser of (a) the Participant’s Account or (b) the amount necessary to satisfy the Unforeseeable Emergency. The amount necessary to satisfy the Unforeseeable Emergency is the amount, as determined by the Committee, that is reasonably necessary to satisfy the Unforeseeable Emergency (and may include the amount necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution), minus the amounts available to the Participant to meet the Unforeseeable Emergency by ceasing deferrals under the Plan. If the Committee approves the distribution, the distribution shall be made within thirty (30) days after the Committee’s approval and the Participant shall have no right to directly or indirectly designate the tax year in which payment occurs.
     6.3 Distributions Upon Death. Any portion of the Participant’s Account that is in pay status at the time of his or her death shall be paid to the Participant’s Beneficiary according to the method of payment being paid to the Participant. Any portion of the Participant’s Account that is not in pay status at the time of his or her death shall be paid to the Participant’s Beneficiary, and payment shall be made in the same manner as it would have been made to the Participant, except that payment shall be made (or commence) within ninety (90) days following the Participant’s death. Neither the Participant nor Beneficiary shall have any right to designate the tax year in which payment occurs.
     6.4 Withholding for Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from the payments made hereunder any taxes required to be withheld by the federal or any state or local government, including any amounts which the Employer determines is reasonably necessary to pay any generation-skipping transfer tax which is or may become due. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Code Section 3405(a)(2), or any successor provision thereto.
     6.5 Valuation and Settlement. The amount of a lump sum payment and the initial amount of installments shall be based on the value of the Participant’s Account on the Valuation Date coincident with or immediately preceding the date such payment is to be made (or commence).
     6.6 Payment to Guardian. The Committee may direct payment to the duly appointed guardian, conservator, or other similar legal representative of a Participant or Beneficiary to whom payment is due. In the absence of such a legal representative, the Committee may, in its sole and absolute discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Committee of incompetency, minority, or incapacity. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

     6.7 Receipt on Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
     6.9 Inability to Locate Participant or Beneficiary. In the event that the Committee is unable to locate a Participant or Beneficiary within the time period by which payment is required to be made under the terms of this Plan and Code Section 409A, the Participant’s account balance shall be forfeited.
     6.10 Payment Dates. Any payment made under this Article shall be treated as having been made on the payment date provided for in this Article if the payment is made no earlier than 30 days prior to the payment date provided for in this Article and no later than the later of (a) the last day of the calendar year in which the payment date occurs or (b) the fifteenth day of the third calendar month following the month in which the payment date occurs. The Participant shall not designate, directly or indirectly, the taxable year in which any payment is made.
ARTICLE VII
BENEFICIARY DESIGNATION
     7.1 Beneficiary Designation. Subject to Section 7.3, each Participant shall have the right, at any time during his or her lifetime, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as contingent) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s Account. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.
     7.2 Changing Beneficiary. Subject to Section 7.3, any beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of new designation with the Committee during the Participant’s lifetime. The filing of a new designation shall cancel all designations previously filed.
     7.3 Community Property. If the Participant resides in a community property state, the following rules shall apply:
          (a) Designation by a married Participant of a Beneficiary other than the Participant’s spouse shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation, or it is established the consent cannot be obtained because the spouse cannot be located.
          (b) A married Participant’s Beneficiary designation may be changed by a Participant with the consent of the Participant’s spouse as provided for in Section 7.3(a) by the filing of a new designation with the Committee.
          (c) If the Participant’s marital status changes after the Participant has designated a Beneficiary, the following shall apply:

     (1) If the Participant is married at the time of death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed in Section 7.3(a).
     (2) If the Participant is unmarried at the time of death but was married when the designation was made:
     a) The designation shall be void if the spouse was named as Beneficiary.
     b) The designation shall remain if a nonspouse Beneficiary was named.
     (3) If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.
     7.4 No Beneficiary Designation. If any Participant fails designate a Beneficiary in the manner provided above, if the designation is void, or if the designated Beneficiary dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
          (a) The Participant’s spouse;
          (b) The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;
          (c) The Participant’s estate.
ARTICLE VIII
ADMINISTRATION
     8.1 Committee; Duties. This Plan shall be administered by the Committee. The Committee shall have the exclusive authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan. In no event shall a Committee member make a deciding vote on his or her own benefit. The Committee shall report to the Chief Executive Officer on an annual basis regarding Plan activity and at such other times as may be requested.
     8.2 Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.
     8.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.
     8.4 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such person’s service on the Committee, except in the case of gross negligence or willful misconduct.
     8.5 Compensation and Expenses. The members of the Committee shall serve without compensation for their services hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
ARTICLE IX
CLAIMS PROCEDURE
     9.1 Claim. The Committee shall establish rules and procedures to be followed by Participants and Beneficiaries in (a) filing claims for benefits, and (b) for furnishing and verifying proofs necessary to establish the right to benefits in accordance with the Plan, consistent with the remainder of this Article. Such rules and procedures shall require that claims and proofs be made in writing and directed to the Committee.
     9.2 Review of Claim. The Committee shall review all claims for benefits. Upon receipt by the Committee of such a claim, it shall determine the validity of all facts which are necessary to establish the right of the claimant to benefits under the provisions of the Plan and the amount thereof as herein provided within ninety (90) days of receipt of such claim. If prior to the expiration of the initial ninety (90) day period, the Committee determines additional time is needed to come to a determination on the claim, the Committee shall provide written notice to the Participant, Beneficiary or other claimant of the need for the extension, not to exceed a total of one hundred eighty (180) days from the date the application was received.
     9.3 Notice of Denial of Claim. In the event that any Participant, Beneficiary or other claimant claims to be entitled to a benefit under the Plan, and the Committee determines that such claim should be denied in whole or in part, the Committee shall, in writing, notify such claimant that the claim has been denied, in whole or in part, setting forth the specific reasons for such denial. Such notification shall be written in a manner reasonably expected to be understood by the claimant and shall refer to the specific sections of the Plan relied on, shall describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and shall include an explanation of how the claimant can obtain reconsideration of such denial.

     9.4 Reconsideration of Denied Claim.
          (a) Within sixty (60) days after receipt of the notice of the denial of a claim, the claimant or duly authorized representative may request, by mailing or delivery of such written notice to the Committee, a reconsideration by the Committee of the decision denying the claim. If the claimant or duly authorized representative fails to request a reconsideration within the sixty (60) day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Committee is correct. If the claimant or duly authorized representative requests a reconsideration within the sixty (60) day period, the claimant or duly authorized representative shall have thirty (30) days after filing a request for reconsideration to submit additional written material in support of the claim, review pertinent documents, and submit issues and comments in writing.
          (b) After the reconsideration request, the Committee shall determine within sixty (60) days of receipt of the claimant’s request for reconsideration whether the denial of the claim was correct and shall notify the claimant in writing of its determination. The notice of decision shall include specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, and shall include specific references to the pertinent Plan provisions on which the decision is based. In the event of special circumstances determined by the Committee, the time for the Committee to make a decision may be extended by an additional sixty (60) days upon written notice to the claimant prior to the commencement of the extension. If such determination is favorable to the claimant, it shall be binding and conclusive. If such determination is adverse to such claimant, it shall be binding and conclusive unless the claimant or his or her duly authorized representative notifies the Committee within ninety (90) days after the mailing or delivery to the claimant by the Committee of its determination that claimant intends to institute legal proceedings challenging the determination of the Committee and actually institutes such legal proceedings within one hundred eighty (180) days after such mailing or delivery.
     9.5 Employer to Supply Information. To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee of all matters relating to the retirement, death or other cause for termination of employment of all Participants, and such other pertinent facts as the Committee may require.
ARTICLE X
AMENDMENT AND TERMINATION OF PLAN
     10.1 Amendment. The Board may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiaries receiving installment payments, subject to the following:
          (a) Preservation of Account Balance. No amendment shall reduce the amount accrued in any Account to the date such notice of the amendment is given; provided, however, that any amendment required due to legislation or regulations may require and/or permit amounts to be returned to the Participant.
          (b) Changes in Interest Rate. No amendment shall reduce the amount of earnings or losses already accrued in any Account. A change shall not become effective before the first day of the Plan year which follows the adoption of the amendment and at least thirty (30) days= written notice to the Participants.

          (c) Compliance with Section 409A. No amendment shall cause the Plan to violate any applicable provision of Code Section 409A.
     10.2 Employer’s Right to Terminate. The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting or other effects of the Plan, or potential payments thereunder are not in the best interests of the Employer.
          (a) Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to Deferral Commitments for the current Deferral Period entered into prior to the effective date of such partial termination.
          (b) Complete Termination. The Board may completely terminate the Plan at any time in any manner and due to any reason permitted under Code Section 409A.
ARTICLE XI
MISCELLANEOUS
     11.1 Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.
     11.2 Company Obligations. The obligation to make benefit payments to any Participant under the Plan shall be the liability of the Company.
     11.3 Unsecured General Creditor. Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of Employer or any other party for payment of benefits under this Plan. Any life insurance policies, annuity contracts or other property purchased by Employer in connection with this Plan shall remain its general, unpledged and unrestricted assets. Employer’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.
     11.4 Trust Fund. At its discretion, the Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although such a trust may be irrevocable, its assets shall be held for payment of all the Company’s general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under the Plan are paid from any such trust, Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Employer.
     11.5 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
     11.6 Not a Contract of Employment. This Plan shall not constitute a contract of employment between Employer and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge a Participant at any time.
     11.7 Protective Provisions. A Participant will cooperate with Employer by furnishing any and all information requested by Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Employer may deem necessary and taking such other action as may be requested by Employer.
     11.8 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Arizona, except as preempted by federal law.
     11.9 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
     11.10 Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Employer’s records.
     11.11 Successors. The provisions of this Plan shall bind and inure to the benefit of Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.
     DATED: October 24, 2007.

ALLIED WASTE INDUSTRIES, INC., a
Delaware corporation

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